Exhibit 99.1

AITX Releases Comprehensive Company Profile, Solidifying Solutions Leadership

New Resource Highlights AITX’s Solutions Portfolio, Operational Momentum, and Long-Term Vision

Detroit, Michigan, May 27, 2025 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, has published its most comprehensive Company Profile to date, offering stockholders, fans, and market followers a detailed look into the Company’s rapid growth, product innovations, and strategic pathway toward an intended uplisting to NASDAQ between 2027 and 2029. This new resource consolidates AITX’s exciting solutions and outlook into a single, accessible document designed to inform and energize the Company’s expanding audience.

The May 2025 Company Profile is now available for those interested in learning more about AITX’s strategy, solutions, and growth trajectory. To access the document options, simply follow this link, https://aitx.ai/request-aitx-company-profile/.

The May 2025 Company Profile brings together a full spectrum of information, including an in-depth overview of AITX’s business model, its growing suite of agentic AI-driven security solutions, leadership team, and milestones achieved over recent years. For the first time, stockholders and the broader AITX community can access a single document that illustrates not only what the Company has built, but how its disciplined approach and relentless execution are positioning AITX for continued growth in the evolving security technology sector.

“It’s thrilling to be able to share this document,” commented Steve Reinharz, founder, CEO and CTO of AITX. “It reflects our focus and vision for the present and the near future. Our team’s dedication has transformed AITX into a leader in AI-driven security, and we are committed to building on this momentum as we enter our next phase of growth and market expansion.”

The release of the Company Profile comes as AITX accelerates its deployment pace and expands its reach into new sectors. The Company’s proprietary agentic AI platform, SARA™ (Speaking Autonomous Responsive Agent), powers a growing lineup of autonomous devices now live in logistics, healthcare, education, retail, residential, and municipal markets. By replacing outdated guard services and legacy cameras with proactive, intelligent solutions, AITX is helping clients transition to modern security. As demand for AI-driven protection continues to rise, the Company’s focus on execution and real-world results is translating into strong recurring revenue growth and increasing market visibility.

“We now have a robust lineup of solutions that address the core needs of our target markets,” added Reinharz. “While the foundation of our product set is firmly in place, we expect to provide future updates to the Company Profile as our business evolves, and new opportunities emerge.”

Looking ahead, AITX remains committed to delivering sustained growth through operational discipline and a focus on fundamentals. The Company’s priorities include achieving positive operational cash flow and reaching its milestone goal of $1 million per month in recurring monthly revenue. By maintaining a measured approach to resource allocation and product development, AITX is positioning itself to meet the requirements for an eventual NASDAQ uplisting, while continuing to build momentum across its target markets.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve a NASDAQ listing, achieve operational cash flow positive status, or reach $1 million per month in recurring monthly revenue. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/